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                                                                     Exhibit 4.3

                         SHAREHOLDERS' RIGHTS AGREEMENT

      This Shareholders' Rights Agreement (this "Agreement"), is dated as of October 2, 2000, by and between Telecom Wireless Solutions, Inc., a Delaware corporation ("TWS"), Blue Sky Communications, Inc., a Georgia corporation (the "Company"), Stanford Financial Group Company, a Florida corporation ("Stanford") and interWAVE Communications International, Ltd., a Bermuda corporation ("IWAV").

                                    RECITALS

      WHEREAS, IWAV and the Company have entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") of even date herewith, in which IWAV has agreed to purchase from the Company 1,175,000 shares of Convertible Series A Preferred Stock, par value $0.001 per share, for an aggregate purchase price of $4,700,000;

      WHEREAS, the parties hereto desire to set forth herein their mutual agreement regarding various matters relating to the Company.

                                   AGREEMENTS

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

      1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

      "Affiliate" means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with such first-named Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

      "Board" means the Board of Directors of the Company, as constituted from time to time.

      "Commission" means the Securities and Exchange Commission.

      "Common Stock" means shares of the Company's common stock, par value $.001 per share.

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      "Corporate Transaction" means, (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganizations merger or consolidation, but excluding any merger effected primarily for the purpose of changing the domicile of the Company) in which the shareholders of the Company immediately prior to the transaction (or first step in such related transactions) do not retain at least fifty percent (50%) or more of the outstanding voting power of the Company; or (ii) a sale of all or substantially all of the assets of the Company.

      "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      "Preferred Stock" means the shares of the Company's preferred stock, par value $0.001 per share.

      "Qualified IPO" means the closing of a firmly underwritten public offering of the shares of Common Stock of the Company at a per share price (prior to underwriting commission and expenses) of not less than $8.40 per share and for a total offering of at least twenty-five million dollars ($25,000,000).

      "Representing Party" has the meaning set forth in Section 4 of this Agreement.

      "Securities Act" means the Securities Act of 1933, as amended, including the rules and regulations of the Commission promulgated thereunder.

      "Shareholder" means each of TWS, Stanford and IWAV. "Shareholders" means all of TWS, Stanford and IWAV.

      "Shares" means all shares of Common Stock and Preferred Stock held by Shareholder and any of its Affiliates, and any and all shares of Common Stock and Preferred Stock from time to time acquired by Shareholder and any of its Affiliates.

      "Stock Purchase Agreement" shall have the meaning set forth in the recitals.

      "Subsidiary" means, with respect to the Company, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time such stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by the Company and/or one or more subsidiaries of the Company and (ii) any partnership, association, joint venture or other entity (a) in which the Company and/or one or more subsidiaries of the Company has more than a 50% equity interest at the time or (b) as to which the Company and/or one or more of its subsidiaries


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has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise.

      "Transfer" (including with correlative meaning the term "Transferred") means any transfer, sale, assignment, pledge, encumbrance or other disposition of Shares or any portion of the ownership interest therein, irrespective of whether any of the foregoing are effected voluntarily or involuntarily, by operation of law or otherwise, or whether INTER VIVOS or upon death.

                                   ARTICLE 2

                               TRANSFER OF SHARES

      2.1 TRANSFER OF SHARES. No Transfer of Shares, or any interest therein, shall be made by Shareholder unless the Shareholder shall comply with the provisions of Section 5.1 hereof and then not unless (i) the Company, at its option, shall have received a written opinion of counsel reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed Transfer of Shares, or an interest therein, may be effected without registration under the Securities Act or under applicable state securities laws, (ii) the Company shall have received such representation letters as it may reasonably require, in form and substance reasonably satisfactory to the Company, to ensure compliance with the provisions of the Securities Act and applicable state securities laws and (iii) the Transferee shall have entered into this Agreement. Notwithstanding the foregoing provisions of this Section 2.1, the restrictions imposed by this Section 2.1 upon the transferability of any Shares shall terminate when such Shares have been registered under the Securities Act and sold by the holder thereof in accordance with such registration or Transferred pursuant to Rule 144 under the Securities Act.

      Section 2.2 RESTRICTIVE LEGEND. Unless and until otherwise permitted by
Section 2.1, each certificate for Shares issued to Shareholder, or to any subsequent permitted Transferee of such certificate, shall be stamped or otherwise imprinted with a restrictive legend substantially in the form of the following:

            "The securities represented by this Certificate have been acquired for investment and have not been registered pursuant to the Securities Act of 1933, as amended (the "Act"), or any applicable state statutes, and are subject to the provisions (including the restrictions on transfer) set forth in that certain Shareholders' Rights Agreement dated as of October 2, 2000, between Blue Sky Communications, Inc., Telecom Wireless Solutions, Inc., Stanford Financial Group Company and interWAVE Communications International, Ltd. (the "Shareholders' Rights Agreement"), a copy of which is on file with the Secretary of the Company. Such securities may not be sold, transferred, pledged,


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            hypothecated, or otherwise disposed of except in compliance with the
            Shareholders' Agreement and unless (i) a registration statement under the Act or applicable state securities laws shall have become effective with regard thereto, or (ii) an exemption from registration exists under the Act (or the regulations promulgated thereunder) and applicable state securities laws and such exemption is applicable thereto."

In connection with the termination of restrictions on transferability of Shares provided for hereunder, the holder of a certificate representing such Shares as to which such restrictions shall have terminated shall be entitled to receive from the Company, without expense to such holder, one or more new certificates for Shares not bearing the restrictive legend set forth in this Section 2.2.

      2.2 TRANSFER OF RIGHTS. Notwithstanding anything to the contrary, each Shareholders shall be allowed to transfer its Shares to its Subsidiary and the rights granted to Shareholder under this Agreement shall inure to the benefit of any transferee of Shares transferred by Shareholder and the obligations of Shareholder shall be assumed by any transferee of Shares transferred by Shareholder; provided, however, that the transfer does not contravene the provisions of this Agreement.

                                   ARTICLE 3
                         BOARD OF DIRECTORS; MANAGEMENT

      3.1 COMPOSITION OF BOARD OF DIRECTORS. For so long as IWAV holds at least 587,500 Shares, IWAV shall have the right to nominate any one (1) individual, in its sole discretion, to be a member of the Board and the Board shall not have more than seven members.

      3.2 REMOVAL. The director designated as aforesaid by IWAV and duly elected to the Board shall be subject to removal only at the request of IWAV.

      3.3 ELECTION OF DIRECTORS. TWS and Stanford agree to vote all of their Shares for election (or removal) of the nominee designated by IWAV as provided in Sections 3.1 and 3.2 hereof and, in the event of a vacancy in the Board created by the death, resignation or removal of such director, to vote all their respective Shares for the election of a nominee to be designated by IWAV (unless such vacancy has resulted from the termination of the power of IWAV to nominate such director). Such replacement director shall hold office for the remainder of the term of the director for whom he or she is designated to replace. The Company shall take such action as shall be reasonably required in order to facilitate the nomination, removal and election of such director as aforesaid. Without limiting the foregoing, in the event that TWS and Stanford no longer hold Shares which, together with those of IWAV, represent a majority of the voting interests of the Company, the Company shall use its best efforts to cause additional shareholders to execute a voting agreement requiring them to vote their shares of the Company's voting


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capital stock for the IWAV nominee to the Board, so that the shares held by such additional shareholders, together with those shares held by Shareholders, represent a majority of the voting interests of the Company.

      3.4 MEETING. The Board shall meet at least quarterly.

                                   ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF TWS, THE COMPANY AND
                                   SHAREHOLDER

      Each of the TWS, Stanford, IWAV and the Company (each, a "Representing Party") hereby represents and warrants to the other Representing Parties as follows:

      4.1 ORGANIZATION, QUALIFICATION AND POWER. Each Representing Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the requisite corporate power and authority to own and hold its properties, and to carry on its business as conducted or proposed to be conducted. Each Representing Party has requisite corporate power and authority to execute, deliver and perform this Agreement.

      4.2 AUTHORIZATION OF AGREEMENT; NO CONFLICT. The execution, delivery and performance by each Representing Party of this Agreement have been duly authorized by all requisite corporate action of the Representing Party, if any, and will not violate any provision of law, any order of any court or other agency of government, any of such Representing Party's organizational documents, or any provision of any indenture, agreement or instrument to which such Representing Party or any of such Representing Party's properties or assets is bound, or conflict, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument.

      4.3 VALIDITY. This Agreement has been duly executed and delivered by each Representing Party and constitutes a legal, valid and binding obligation of such Representing Party, enforceable against such Representing Party in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and except as to the extent the availability of equitable remedies may be limited to general principles of equity.


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                                   ARTICLE 5

                    TRANSFER, CO-SALE AND REGISTRATION RIGHTS

      5.1 RIGHTS OF TRANSFER.

            (a) If Shareholder determines to voluntarily Transfer all or any part of the Shares, Shareholder shall first give written notice (the "Sales Notice") of such intention to the Company addressed to the Chief Executive Officer or Chief Financial Officer. The Sales Notice shall include the name of the proposed Transferee, the proposed aggregate purchase price including cash value of any non-cash consideration, the terms of payment of such aggregate purchase price and all other matters relating to such proposed sale. The Sales Notice shall constitute a binding offer by the Shareholder to sell to the Company (or in the event that the Company shall not accept such offer, to the other shareholders of the Company) the Shares which are the subject of the Sales Notice at a price equal to the monetary price designated in the Sales Notice. Not later than fifteen days after receipt of the Sales Notice (the "Election Period"), the Company shall deliver written notice (the "Company Notice") to the Shareholder and the other Shareholders stating whether the Company has accepted the offer set forth in the Sales Notice. The Company may accept none, any or all of the offered Shares. The Company Notice shall fix a time, location and date for the closing of the purchase which date shall not be less than ten nor more than thirty days after the later of the receipt of any required regulatory approvals and delivery of the Company Notice.

            (b) If the Company fails to accept any or all of the offered Shares within the Election Period then all other Shareholders (the "Non-Selling Shareholders") shall have the right to purchase the portion of the Shares not purchased by the Company at a price equal to the price designated in the Sales Notice. Not later than twenty days after the earlier of (i) the date the Company gives notice of its intention not to purchase any or all of the offered Shares and (ii) the expiration of the Election Period, the Non-Selling Shareholders shall deliver to the selling Shareholder a written notice (the "Non-Selling Shareholders' Notice") stating whether the Non-Selling Shareholders intend to purchase any of the offered Shares not purchased by the Company and stating the maximum amount of the offered Shares such Non-Selling Shareholder would be willing to purchase under the terms of the Sales Notice. The Non-Selling Shareholders may accept none, any or all of the offer of the selling Shareholder.

            (c) If the Company has not agreed to purchase any of the offered Shares, and the Non-Selling Shareholders accept the offer of the Selling Shareholder, the Non-Selling Shareholders' Notice shall fix a time, location and date for the closing of the purchase, which date shall be not less than ten nor more than thirty days after the later of the receipt of any required regulatory approvals and delivery of the Non-Selling Shareholders'


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      Notice. If the Company has agreed to purchase a portion of the offered
      Shares, the closing shall take place at the time, location and date set forth in the Company Notice. Unless otherwise agreed between or among the Non-Selling Shareholders, the purchase by the Non-Selling Shareholders shall be on a pro rata basis relative to the percentage of the offered Shares such Non-Selling Shareholder has offered to buy, allocated according to their pro rata percentage ownership of the Company; provided that if one or more of the Non-Selling Shareholders elects not to purchase any of the offered Shares, the remaining Non-Selling Shareholders may purchase the offered Shares not purchased by the Company, without the consent of the Non-Selling Shareholders who elected not to participate, pro rata between or among them or in such other manner as they may agree.

            (d) Subject to Section 5.2 of this Agreement, if the Company or the Non-Selling Shareholders fail to purchase all of the offered Shares, then the Selling Shareholder shall be free to sell the unpurchased Shares to the Transferee designated in the Sales Notice at a price and on terms no less favorable than described in the Sales Notice; provided that such sale must be consummated within 180 days after the giving of the Sales Notice. As a condition precedent to the effectiveness of a Transfer pursuant to this Section 5.1, the Selling Shareholder and the proposed Transferee shall comply with the provisions of Section 2 and thereafter such Transferee shall be permitted to Transfer any Shares only in accordance with this Agreement.

      5.2 RIGHTS OF CO-SALE. If the Company and the Non-Selling Shareholders have not elected to purchase all of the offered Shares pursuant to Section 5.1, and any unpurchased Shares which the Selling Shareholder proposes to Transfer to the Transferee pursuant to Section 5.1(d) are equal to at least ten percent (10%) of such Selling Shareholders' Shares, then any Non-Selling Shareholder who has not elected to purchase any of Selling Shareholders' Shares shall have the right to participate in the proposed Transfer on a pro rata basis relative to the percentage of the offered Shares such Transferee has offered to buy, allocated according to the respective pro rata ownership of Shares owned prior to the proposed Transfer of the Shareholders participating in the Transfer. Any Non-Selling Shareholder who elects to participate in such Transfer must give written notice (the "Co-Sale Notice") to the Selling Shareholder not later than the earlier of 20 days after the earlier of (i) the date the Company gives notice of its intention not to purchase any or all of the offered Shares and
(ii) the expiration of the Election Period. If the Selling Shareholder does not receive a Co-Sale Notice from a Non-Selling Shareholder within such 20 day period, the Selling Shareholder shall be free to consummate the proposed Transfer described in the Sales Notice without any obligation to include such Non-Selling Shareholders Shares in such Transfer. Any Non-Selling Shareholder who elects to participate in the Transfer shall have the right to receive the same price per share as the price set forth in the Sales Notice. The Selling Shareholder and each participating Non-Selling Shareholder shall Transfer to the Transferee all but not less than all of the Shares proposed to be sold by them at not less than the price and upon other terms and conditions if any not more favorable to the Transferee than those stated in the Sales Notice.


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      5.3 REGISTRATION RIGHTS. IWAV, TWS and Stanford shall have the registration rights described in a Registration Rights Agreement entered into between the Company and IWAV, TWS and Stanford dated October 2, 2000.

      5.4 PERMITTED SALES. Notwithstanding the foregoing, Article 5 shall not apply to: (i) any sale by IWAV in order to remain below a 20% ownership and/or voting interest in the Company; and (ii) any sales of Shares pursuant to registration rights as described in the Registration Rights Agreement as referenced in Section 5.3 above.

                                   ARTICLE 6

                             IWAV OWNERSHIP INTEREST

      6.1 MAINTENANCE OF OWNERSHIP INTEREST. The Company shall cooperate, and TWS and Stanford shall cause the Company to cooperate, with IWAV in fulfilling the terms of this Article 6 allowing IWAV to sell its Shares or purchase the Company's capital stock in order for IWAV to remain below a 20% ownership and/or voting interest (the "20% Threshold") and to maintain its 19% ownership interest, on only an issued and outstanding basis ("Ownership Stake"), as established by the Stock Purchase Agreement entered into between the Company and IWAV and dated as of the date of this Agreement.

      6.2 CALL OPTION. If the Company issues any shares of Common Stock or additional shares of Series A Preferred Stock, regardless whether sold, granted, issued pursuant to an exercise of any options or warrants, issued pursuant to the conversion of any note or other instrument, or issued through any other means, IWAV shall have the right to purchase such shares of the Company's Common Stock or Series A Preferred Stock, as IWAV shall choose in its sole discretion, to maintain its Ownership Stake. The purchase price shall be the fair market value of such shares.

                                   ARTICLE 7

                                  MISCELLANEOUS

      7.1 SURVIVAL. The representations, warranties, obligations, undertakings and agreements contained in this Agreement shall survive the execution and delivery of this Agreement, the issuance of and payment for any Preferred Stock pursuant to the Stock Purchase Agreement and any disposition of Preferred Stock.

      7.2 ENTIRE AGREEMENT; AMENDMENT. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof. Any provision of this Agreement may be amended, waived or modified if, but only if, such amendment, waiver or modification is


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in writing and is signed by the parties sought to be bound by such amendment, waiver or modification.

      7.3 BINDING EFFECT; BENEFITS. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Except as expressly provided herein, nothing in this Agreement is intended to confer on any Persons, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      7.4 RECAPITALIZATION, EXCHANGES, ETC. AFFECTING THE COMMON STOCK. All the provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Shares and any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares or by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

      7.5 NOTICES, ETC. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed effectively given and received when delivered in person or by national overnight courier service or by certified or registered mail, return receipt requested, or by telecopier, addressed as follows:

      (a)   if to the Company:

            Blue Sky Communications, Inc.
            100 North Point Center East
            Suite 300
            Alpharetta, Georgia 30022
            Attention: Mr. David D. Lasier, Chief Executive Officer Facsimile No.: (678) 366-9659

      with copies to:

            Blue Sky Communications, Inc.
            100 North Point Center East
            Suite 320
            Alpharetta, Georgia 30022
            Attention: Richard A. Cohen, Esq., General Counsel
            Facsimile No.: (678) 366-9662


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      (b)   if to TWS:

            Telecom Wireless Solutions, Inc.
            100 North Point Center East
            Ste. 320
            Alpharertta, GA  30022
            Attention:  David D. Lasier, Chairman and CEO
            Facsimile No.: (678) 366-9659

            with a copy to:

            Attention: Richard A. Cohen, Esq., General Counsel, at the same address
            Facsimile No.: (678) 366-9662

      (c)   if to Stanford:

            Stanford Financial Group Company
            5100 Westheimer
            Houston, Texas 77056
            Attention: Mr. James M. Davis, Chief Financial Officer Facsimile No.: (713) 964-5142

            with copies to:

            Stanford Financial Group Company
            5100 Westheimer
            Houston, Texas 77056
            Attention: Mauricio Alvardo, Esq., General Counsel
            Facsimile No.: (713) 964-5142

                              and

            Greenberg Traurig
            1300 Connecticut Avenue, N.W.
            Suite 1000
            Washington, DC 20036
            Attention: Richard Rubin, Esq.
            Facsimile No.: (202) 261-0161


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      (c)   if to IWAV:

            Thomas W. Hubbs
            Executive Vice President and Chief Financial Officer
            312 Constitution Drive
            Menlo Park, CA 94025
            Facsimile No: (650)

            with copies to:

            Robin E. Foor
            Vice President and General Counsel
            312 Constitution Drive
            Menlo Park, CA 94025
            Facsimile No.: (650) 321-6381

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

      7.6 SEVERABILITY. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

      7.7 HEADINGS. The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

      7.8 FURTHER ASSURANCES. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

      7.9 SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto will waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in


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any action instituted in any court of the United States or any state thereof having subject matter jurisdiction of such action.

      7.10 RIGHTS CUMULATIVE; WAIVER. The rights and remedies of the parties under his Agreement shall be cumulative and not exclusive of any rights or remedies which any party hereto would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by any such party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party's other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party hereto to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

      7.11 TERMINATION. This Agreement shall terminate upon the earliest to occur of any one of the following events:

            (a) the liquidation, dissolution or indefinite cessation of the business operations of the Company,

            (b) the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company,

            (c) immediately prior to any Corporate Transaction,

            (d) immediately prior to the consummation of a Qualified IPO, or

            (e) the written mutual agreement of the parties hereto.

      7.12 MISCELLANEOUS; CONSTRUCTION. The use of the singular or plural or masculine, feminine or neuter gender shall not be given an exclusionary meaning and, where applicable, shall be intended to include the appropriate number or gender, as the case may be.

      7.13 NO IMPAIRMENT. Nothing in this Agreement shall impair or otherwise adversely affect the rights accorded TWS and Stanford in that Shareholders Rights Agreement dated as of March 15, 2000 between the Company, Stanford and TWS.

      7.14 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which when taken together shall constitute one and the same instrument.

      7.15 GOVERNING LAW; ARBITRATION; VENUE; EQUITABLE RELIEF.


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      (a) GOVERNING LAW. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Georgia, without regard to principles of conflicts of laws. All disputes, claims, and controversies concerning the interpretation or enforcement of this Agreement, or any other matter arising out of or relating to this Agreement, will be arbitrated pursuant to the provisions of this Section 7.14.

      (b) INITIATION OF ARBITRATION PROCEEDING. Any party to this Agreement may initiate an arbitration proceeding by making a written demand for arbitration and serving a notice of said demand upon the adverse party in the manner provided in this Agreement, and upon the San Francisco regional office of J A M S ("JAMS"). A written response to the demand must be served upon the initiating party and JAMS within ten (10) days of the adverse party's receipt of the demand.

      (c) SELECTION OF ARBITRATOR. The arbitration will be conducted by a single arbitrator who is a retired judge associated with the San Francisco regional office of JAMS. The arbitrator will be selected in accordance with the JAMS Rules of Practice & Procedure for Arbitration then in effect (the "JAMS Rules") within fourteen (14) days of the service of the written demand for arbitration. If the parties cannot so agree upon the selection of the arbitrator within the fourteen (14) day period, then the arbitration will be conducted by a single arbitrator who will be a retired judge associated with the San Francisco regional office of JAMS, and who will be selected by JAMS within five (5) days of the service of a written request that JAMS select the arbitrator.

      (d) VENUE. Any arbitration proceeding instituted under the provisions of this Agreement will be conducted in San Francisco through the San Francisco regional office of JAMS.

      (e) ARBITRATION HEARING AND AWARD. The arbitration hearing will be conducted within thirty (30) days of the appointment of the arbitrator. The arbitration will be conducted in accordance with the JAMS Rules. The arbitrator's award will be conclusive and binding on the parties. The arbitrator's award will provide, among other things, that the prevailing party in the arbitration is entitled to recover from the adverse party its costs and expenses incurred in connection therewith including, without limitation, attorneys' fees as determined by the arbitrator, the costs of the arbitration, and actual out-of-pocket expenses including, without limitation, expert witness and consultants' fees. Judgment upon the arbitrator's award may be entered in any court of competent jurisdiction.

      (f) EQUITABLE RELIEF. The Arbitrator has the authority to grant the parties equitable relief on such terms and conditions as it deems reasonably necessary or appropriate.

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      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

                                         TELECOM WIRELESS SOLUTIONS, INC.

                                         By:____________________________________
                                               David Lasier
                                               Chief Executive Officer


                                         BLUE SKY COMMUNICATIONS, INC.

                                         By:____________________________________
                                               David Lasier
                                               Chief Executive Officer


                                         STANFORD FINANCIAL GROUP COMPANY

                                         By:____________________________________
                                               James M. Davis
                                               Chief Financial Officer


                                         interWAVE COMMUNICATIONS
                                               INTERNATIONAL, LTD.

                                         By:____________________________________
                                               Priscilla Lu
                                               Chief Executive Officer


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